As filed with the Securities and Exchange Commission on February 26, 2008 Registration No. ___________
SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

JDS UNIPHASE CORPORATION
(Exact Name of Registrant as Specified in Its Charter)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	94-2579683 (I.R.S. Employer Identification No.)

430 North McCarthy Boulevard
Milpitas, California 95035
(Address of Principal Executive Offices, Including Zip Code)

American Bank Note Holographics, Inc. 1998 Stock Incentive Plan
American Bank Note Holographics, Inc. 2000 Stock Incentive Plan
American Bank Note Holographics, Inc. 2005 Stock Incentive Plan
(Full Title of the Plans)

Kevin J. Kennedy
Chief Executive Officer
JDS Uniphase Corporation
430 North McCarthy Boulevard
Milpitas, California 95035
(Name and Address of Agent For Service)

(408) 546-5000
(Telephone Number, including Area Code, of Agent For Service)

Copies to:
Thomas J. Ivey
Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue
Suite 1100
Palo Alto, California 94301
(650) 470-4500

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, $0.001 par value, to be issued under the American Bank Note Holographics, Inc. 1998 Stock Incentive Plan (1)(2)(4)	709,139	$12.91	$9,154,984.49	$359.79
Common Stock, $0.001 par value, to be issued under the American Bank Note Holographics, Inc. 2000 Stock Incentive Plan (1)(2)(4)	567,277	$12.91	$7,323,546.07	$287.82
Common Stock, $0.001 par value, to be issued under the American Bank Note Holographics, Inc. 2005 Stock Incentive Plan (1)(2)(4)	240,021	$12.91	$3,098,671.11	$121.78

(1)
Common stock to be issued pursuant to options granted under the American Bank Note Holographics, Inc. 1998 Stock Incentive Plan, the American Bank Note Holographics, Inc. 2000 Stock Incentive Plan and the American Bank Note Holographics, Inc. 2005 Stock Incentive Plan (the “ABNH Plans”) pursuant to the Agreement and Plan of Merger, dated December 10, 2007, by and among JDS Uniphase Corporation, Light Acquisition Corp. and American Bank Note Holographics, Inc.  As of the effective time of the merger, the unexercised, unexpired and outstanding options of current employees of American Bank Note Holographics, Inc. or an employee who has terminated his or her employment within 90 days prior to the effective time of the merger issued pursuant to the ABNH Plans were converted automatically into options to purchase JDS Uniphase Corporation common stock (after applying the Option Exchange Ratio, as defined in the Agreement and Plan of Merger).

(2)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued as a result of stock splits, stock dividends or similar transactions.

(3)
Estimated solely for the purposes of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act on the basis of the average of the high and low sale prices for a share of common stock of JDS Uniphase Corporation as reported on the NASDAQ Global Select Market on February 19, 2008.

(4)
Includes rights ("Rights") to purchase shares of the Registrant's Series B Preferred Stock, issuable pursuant to that certain amended and restated Rights Agreement between the Registrant and American Stock Transfer & Trust Company, as Rights Agent, dated February 15, 2003.  The value attributable to the Rights, if any, is reflected in the market price of the Common Stock.

This Registration Statement shall become effective upon filing in accordance with Rule 462(a) under the Securities Act.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

JDS Uniphase Corporation has sent or given or will send or give documents containing the information specified by Part I of this Registration Statement to participants in the ABNH Plans, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. The Registrant is not filing such documents with the Commission, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) prospectuses that meet the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

(a)	The Registrant's Annual Report on Form 10-K, for the fiscal year ended June 30, 2007, filed on August 29, 2007;

(b)	The Registrant's Quarterly Reports on Form 10-Q, for the fiscal quarter ended September 29, 2007, filed on November 7, 2007 and for fiscal quarter ended December 29, 2007, filed on February 7, 2008;

(c)	The Registrant’s Current Reports on Form 8-K, filed on October 9, 2007; November 20, 2007; November 28, 2007, December 19, 2007 and February 20, 2008;

(d)
The description of Registrant’s Common Stock contained in Registrant’s Registration Statement on Form 8-A dated November 15, 1993, and any other amendment or report filed for the purpose of updating such description; and

(e)
The description of Registrant’s preferred share purchase rights contained in Amendment No. 5 to Registrant’s Registration Statement on Form 8-A dated February 15, 2003, and any other amendment or report filed for the purpose of updating such description.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

  Not applicable.

Item 5.  Interests of Named Experts and Counsel

  Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California, will pass upon the validity of the shares of Common Stock offered hereby.

Item 6.  Indemnification of Directors and Officers

 The Registrant has adopted provisions in its Certificate of Incorporation that eliminate the personal liability of its directors and officers for monetary damages arising from a breach of their fiduciary duties in certain circumstances to the fullest extent permitted by law and authorizes the Registrant to indemnify its directors and officers to the fullest extent permitted by law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

The Registrant’s Bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by the General Corporation Law of Delaware, including circumstances in which indemnification is otherwise discretionary under Delaware law. Section 145 of the General Corporation Law of Delaware provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for certain liabilities (including reimbursement of expenses incurred) arising under the Securities Act. The Registrant has entered into indemnification agreements to such effect with its officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the General Corporation Law of Delaware. The indemnification agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 7.  Exemption From Registration Claimed

 Not applicable.

Item 8.  Exhibits
Exhibit No.	Description of Exhibit
4.1	Form of American Bank Note Holographics, Inc. 1998 Stock Incentive Plan.
4.2	American Bank Note Holographics, Inc. 2000 Stock Incentive Plan.
4.3	American Bank Note Holographics, Inc. 2005 Stock Incentive Plan.
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the legality of the securities being registered.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of PricewaterhouseCoopers LLP.
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

Item 9.  Undertakings

1. The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and, the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Milpitas, State of California, on this 26th day of February 2008.

JDS Uniphase Corporation
By:	/s/ Kevin J. Kennedy
Name:	Kevin J. Kennedy
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Kevin J. Kennedy, David Vellequette and Christopher S. Dewees, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and additions to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Kevin J. Kennedy Kevin J. Kennedy	Chief Executive Officer & Director (Principal Executive Officer)	February 26, 2008
/s/ David Vellequette David Vellequette	Chief Financial Officer (Principal Financial Officer & Principal Accounting Officer)	February 26, 2008
/s/ Richard E. Belluzzo Richard E. Belluzzo	Director	February 26, 2008
/s/ Harold L. Covert Harold L. Covert	Director	February 26, 2008
/s/ Bruce D. Day Bruce D. Day	Director	February 26, 2008
/s/ Kevin A. DeNuccio Kevin A. DeNuccio	Director	February 26, 2008
/s/ Masood Jabbar Masood Jabbar	Director	February 26, 2008
/s/ Martin A. Kaplan Martin A. Kaplan	Chairman	February 26, 2008

/s/ Richard T. Liebhaber Richard T. Liebhaber	Director	February 26, 2008
/s/ Casimir S. Skrzypczak Casimir S. Skrzypczak	Director	February 26, 2008

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1	Form of American Bank Note Holographics, Inc. 1998 Stock Incentive Plan.
4.2	American Bank Note Holographics, Inc. 2000 Stock Incentive Plan.
4.3	American Bank Note Holographics, Inc. 2005 Stock Incentive Plan.
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the legality of the securities being registered.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of PricewaterhouseCoopers LLP.
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).